Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

SeraCare Life Sciences, Inc.

and

BioServe Biotechnologies Limited

March 29, 2007

i

SECTION 5.	AGREEMENTS OF BUYER AND SERACARE	16

5.1.	Operation of the Business	16
5.2.	Investigation of Business	16
5.3.	Mutual Cooperation; No Inconsistent Action	17
5.4.	Public Disclosures	17
5.5.	Access to Records and Personnel	18
5.6.	Employees	18
5.7.	Product Shipment and Inventory Reconciliation	18
5.8.	“As Is” Condition	19
5.9.	Non-Solicitation of SeraCare Employees	19
5.10.	Financial Capacity	19
5.11.	Financing	20
5.12.	Administration of Accounts and Related Matters; Customer Inquiries	20
5.13.	Covenant Not to Compete	20

SECTION 6.	CONDITIONS	21

6.1.	Conditions Precedent to Obligations of Buyer and SeraCare	21
6.2.	Conditions Precedent to Obligation of SeraCare	22
6.3.	Conditions Precedent to Obligation of Buyer	22

SECTION 7.	CLOSING	23

7.1.	Closing Date	23
7.2.	Buyer Deliveries	23
7.3.	SeraCare Deliveries	24

SECTION 8.	INDEMNIFICATION	24

8.1.	Indemnification by SeraCare	24
8.2.	Indemnification by Buyer	25
8.3.	Indemnification Calculations	27

SECTION 9.	TERMINATION	27

9.1.	Termination Events	27
9.2.	Effect of Termination	27

SECTION 10.	ALTERNATIVE DISPUTE RESOLUTION	28

SECTION 11.	MISCELLANEOUS	28

11.1.	Notices	28
11.2.	Bulk Transfers	29
11.3.	Transaction Taxes	29
11.4.	Further Assurances; Asset Returns	29
11.5.	Other Covenants	29

ii

11.6.	Expenses	29
11.7.	Non-Assignability	29
11.8.	Amendment; Waiver	29
11.9.	Representations and Warranties; Schedules and Exhibits	30
11.10.	Third Parties	30
11.11.	Governing Law	30
11.12.	Venue and Jurisdiction	30
11.13.	Certain Definitions	31
11.14.	Entire Agreement	31
11.15.	Section Headings; Table of Contents	31
11.16.	Severability	31
11.17.	Counterparts	31

EXHIBITS

EXHIBIT A	-	Sale Order
EXHIBIT B	-	Assumption Agreement
EXHIBIT C	-	Bill of Sale

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of March 29, 2007 (the “Agreement”), between SERACARE LIFE SCIENCES, INC., a California corporation (“SeraCare”), and BIOSERVE BIOTECHNOLOGIES LIMITED, a Maryland corporation (“Buyer”).

WITNESSETH:

WHEREAS, SeraCare is engaged, in part, in the business it acquired from Genomics Collaborative, Inc., which involves the sale of human clinical specimens and their accompanying medical information for use in drug discovery (which businesses are hereinafter referred to as the “Business”);

WHEREAS, on March 22, 2006, SeraCare filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of California (“Bankruptcy Court”), case No. 06-00510-11;

WHEREAS, Buyer desires to purchase from SeraCare and SeraCare desires to sell to Buyer, in accordance with sections 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions of this Agreement all of the assets and liabilities of SeraCare principally used in the Business (such purchase, the “Asset Purchase”); and

WHEREAS, on February 23, 2007, the Bankruptcy Court entered an order (the “Sale Order”) approving the sale of the Business for no less than $2,000,000 plus the Royalty Amounts (as defined below) and on substantially the same terms set forth in the draft Agreement that was attached to the Sale Order.

NOW, THEREFORE, in consideration of the foregoing representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

SECTION 1.

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1. Sale of Assets. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, including the approval by the Bankruptcy Court of this Agreement and sale, at the Closing and as of the Closing Date (as such terms are defined in Section 7.1 hereof), SeraCare shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase or assume, as the case may be, all of the assets, rights, claims and contracts of SeraCare which are principally used in the Business set forth in Section 1.2 below, whether tangible or intangible, and wherever located (the “Assets”), other than the Excluded Assets described in Section 1.3 hereof. As of the Closing, (a) all right, title and interest in and to the Assets shall be immediately vested in Buyer free and clear of any and all liens, claims, encumbrances and interests, except for Permitted Liens (as defined in Section 3.4) and (b) risk of loss as to the Assets shall pass from SeraCare to Buyer.

1.2. Assets. The Assets to be purchased by Buyer at the Closing include the following:

(a) Customer Contracts and Accounts. All Contracts (as defined in Section 3.5(a)) with respect to the Business to which SeraCare is a party or by which SeraCare is bound as of the Closing Date (the “Customer Contracts”) that are set forth on Schedule 1.2(a), and all customer accounts and business relating to such Customer Contracts.

(b) Furniture and Equipment. All machinery, vehicles, furniture, instruments, fixtures and equipment (the “Equipment”) owned by SeraCare on the Closing Date, including SeraCare’s interest in all leases for any such Equipment set forth on Schedule 1.2(b) (the “Equipment Leases”), which are located at the facilities of the Business on the Closing Date or are otherwise principally used in the Business, and all warranties and guarantees, if any, express or implied, existing for the benefit of SeraCare in connection with the Equipment, to the extent transferable.

(c) Inventory and Supplies. All finished products (other than finished products that have been billed and are being held for customers’ accounts) principally used in the Business and owned or shipped (to the extent owned) by SeraCare on the Closing Date and all work-in-process, raw materials and packaging materials used in connection therewith, principally used in the Business and owned by SeraCare on the Closing Date, and any other inventory or supplies of the Business owned by SeraCare on the Closing Date, including any tissue and serum inventory of the Business (the “Human Sample Inventory”) not otherwise sold or disposed of in the ordinary course of SeraCare’s conduct of the Business prior to the Closing Date. A list of the Human Sample Inventory as of September 30, 2006 (including the gross book value of all listed items) is attached hereto as Schedule 1.2(c).

(d) Licenses and Permits. To the extent transferable, all Licenses and Permits (as defined in Section 3.9) owned by SeraCare and which are used principally in the operation of the Business as listed or described on Schedule 1.2(d).

(e) Intellectual Property. All of SeraCare’s right, title and interest in each of the following, used principally in connection with the Business:

(i) Patent Rights: (A) unexpired domestic and foreign patents and patent applications, as well as all reissues, continuations and continuations-in-part and any patents issuing thereon; and (B) license agreements and other agreements which relate to inventions and discoveries and any patent applications and patents thereon, as well as improvements therein;

(ii) Trademark Rights: (A) trademarks, trademark registrations, trademark applications (including all documents or files pertaining thereto) and trade names; and (B) licenses or other rights to use trademarks owned by others (to the extent such licenses or other rights are assignable);

(iii) Copyrights: (A) copyrights, copyright registrations, copyright applications (pertaining thereto); and (B) licenses or other rights to use the copyrights of others, to the extent such licenses or rights are assignable; and

(iv) Technology; Domain Names: (A) technology, processes or other proprietary information or rights to use the technology, processes or proprietary information of others, to the extent such technology or rights are assignable; and (B) internet domain names and registrations, and the content of each, to the extent such domain names or registrations are assignable.

(f) Prepaid Expenses. All prepaid expenses and security deposits of SeraCare principally related to the Business, but only to the extent such prepaid expenses or security deposits relate to liabilities expressly assumed by Buyer pursuant to Section 1.4 hereof.

(g) Business Information and Goodwill. Copies of all business information, management systems (to the extent transferable) and related books, files and records currently used principally by SeraCare in the operation of the Business, including but not limited to advertising, marketing and sales programs, trade secrets, business and strategic plans, customer lists, know-how and telephone numbers, as well as any goodwill of the Business.

(h) Other Tangible and Intangible Assets. All other tangible and intangible assets primarily used in SeraCare’s operation of the Business.

1.3. Excluded Assets. It is expressly agreed that SeraCare will retain and Buyer will not acquire the following assets (the “Excluded Assets”):

(a) Non-Acquired Assets. Any assets utilized by SeraCare principally in connection with businesses other than the Business or used by SeraCare at plants or distribution facilities which are not owned or used by SeraCare principally in the operation of the Business.

(b) Cash and Cash Equivalents. Cash and cash equivalents, including, without limitation, bank accounts, bank deposits, investments in so-called “money market” funds, commercial paper funds, certificates of deposit, United States Treasury bills and accrued interest thereon.

(c) Tax Refunds. Any refunds or credits (including interest thereon or claims therefore) with respect to any Taxes (as defined in Section 3.7(a)) relating to the Assets.

(d) Insurance Contracts. Any contracts of insurance in respect of the Business; and any reimbursement for, or other benefit associated with prepaid insurance, and any rights associated with any prepaid expense for which Buyer will not receive the benefit after the Closing Date, including, without limitation, any insurance proceeds with respect to events occurring prior to the Closing Date, to the extent SeraCare assumes or retains the cost of any such event or indemnifies Buyer with respect to such event.

(e) Originals of Business Records. All original versions of any business records, books and files of the Business owned by SeraCare on the Closing Date.

(f) Accounts Receivable. All accounts receivable and other receivables of the Business, but excluding any accounts receivable and other receivables of the Business generated after the Closing Date.

(g) Excluded Intellectual Property. (i) All corporate trademarks, servicemarks, and trade names of SeraCare and its affiliates incorporating the words “SeraCare Life Sciences” or otherwise set forth on Schedule 1.3(g), and any unrelated business trademarks and/or any logos related thereto or used in connection therewith; and (ii) any translations, adaptations, derivations or combinations of any of the items indicated in (i); and (iii) all goodwill associated with any of the items indicated in (i) and (ii).

(h) Excluded Technology and Information Systems. Any technology, computer systems or information systems of the Business identified in Schedule 1.3(h).

(i) Other Excluded Assets. Such other specific assets used in the Business as are listed on Schedule 1.3(i).

1.4. Assumed Liabilities.

Upon the sale, transfer, assignment and conveyance of the Assets to Buyer at Closing, Buyer shall assume and agree to pay, perform and discharge when due, all debts, liabilities and obligations of SeraCare (a) associated with the Customer Contracts described in Schedule 1.2(a), except for any such liabilities that relate to or arose from periods prior to the Closing Date, and (b) associated with the Equipment Leases described in Schedule 1.2(b), except for any such liabilities that relate to or arose from periods prior to the Closing Date (the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume or be liable for any other obligations or liabilities of SeraCare (including, without limitation, any cure amounts payable to third parties under the Customer Contracts or Equipment Leases, as the case may be).

1.5. Excluded Liabilities. It is expressly agreed that SeraCare will retain any and all liabilities and obligations not expressly assumed by Buyer pursuant to Section 1.4 above, and Buyer shall not assume any of such liabilities and obligations (the “Excluded Liabilities”), including, without limitation, the following:

(a) all obligations and liabilities principally arising out of or relating to the Excluded Assets;

(b) all debts, liabilities or obligations of SeraCare that do not arise out of or are not principally related to the Business;

(c) all obligations and liabilities resulting from or arising out of the conduct of the Business at any time prior to the Closing Date, including such of the foregoing as may constitute or are alleged to constitute a tort, breach of contract, or violation of any law or government regulation;

(d) all trade and drafts payable of SeraCare;

(e) all liabilities related to employee payroll, wage commissions, incentive payments or any other related claim arising prior to the Closing Date;

(f) all liabilities related to (i) income Taxes (as defined in Section 3.7(a)) of SeraCare or (ii) Taxes (as defined in Section 3.7(a)) attributable to periods ending prior to the Closing Date;

(g) all liabilities or obligations of SeraCare to its shareholders;

(h) all obligations and liabilities under the Benefit Plans (as defined in Section 3.8(b)); and

(i) all liabilities or expenses with respect to any actions, suits, proceedings, disputes, claims or investigations related to the Business or that otherwise arise out of or are related to the Business and the Assets prior to the Closing Date, including, without limitation, any liabilities resulting from the investigation of the operations of SuraCell, Inc. by the United States Department of Health and Human Services.

SECTION 2.

PURCHASE PRICE AND ADJUSTMENTS

2.1. Purchase Price.

(a) The aggregate purchase price for the Assets shall be two million United States Dollars ($2,000,000), plus the additional consideration for the Royalty Amounts described in Section 2.2(c), less any adjustment based on the Estimated Closing Inventory valuation as provided in Section 2.3 (the “Purchase Price”).

(b) Buyer and SeraCare agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. Such Purchase Price allocation shall be set forth in Schedule 2.1. Buyer and SeraCare recognize that the Purchase Price does not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. SeraCare and Buyer agree to act in accordance with the computations and allocations contained in Schedule 2.1 (including any modifications thereto reflecting any post-closing adjustments) in any relevant Tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law (“1060 Forms”), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

2.2. Payment of Purchase Price. Except as otherwise set forth in this Section 2.2 or as provided in Section 2.3, the Purchase Price shall be payable by a wire transfer of immediately available federal funds to such bank accounts as shall be designated by SeraCare prior to Closing.

(a) Payment of Initial Amount. Buyer shall pay SeraCare a sum of two million United States Dollars ($2,000,000) (the “Initial Amount”) immediately upon the Closing, subject to any necessary adjustments as set forth in Section 2.3 hereof.

(b) Payment of Royalty Amounts. Buyer shall pay SeraCare royalty amounts of 7.5% of all Net Sales (as defined below) for the initial twelve (12) month period beginning on the Closing Date (the “First Royalty Amount”) and for each of the next sixteen (16) three (3) month periods thereafter (each, a “Royalty Amount” and together, the “Royalty Amounts”). Buyer shall pay the First Royalty Amount to SeraCare within sixty (60) days of the conclusion of the initial twelve (12) month period. Buyer shall pay all subsequent Royalty Amounts to SeraCare within thirty (30) days of the conclusion of each applicable three (3) month period.

(i) Net Sales. The First Royalty Amount and each succeeding Royalty Amount shall be 7.5% of (A) the sum of the gross revenues from the sale or license by Buyer of the Assets acquired herein, (B) minus reasonable reductions relating to normal and customary trade and quantity discounts, allowances and rebates, returns and replacements, warranty costs, special handling or shipping, samples, taxes and duties to the extent the foregoing are actually paid or accrued on the books and records of Buyer in accordance with GAAP (“Net Sales”). For the avoidance of doubt, reductions in gross revenues set forth in clause (B) of the foregoing sentence shall not, without the prior written consent of SeraCare (which consent shall not be unreasonably withheld), include any expense not substantially related to or required for Buyer’s operation of the Business after the Closing Date.

(ii) Written Report. Within sixty (60) days following the end of the initial twelve (12) month period for which the First Royalty Amount is due and payable, and within thirty (30) days following the end of each of the three (3) month periods for which a Royalty Amount is due and payable thereafter, Buyer shall calculate the Net Sales for each such period and shall deliver to SeraCare (A) a written report setting forth in reasonable detail the amount of Net Sales for each such period and (B) documentation reasonably appropriate to support the calculation of Net Sales for each such period (each written report and accompanying documentation, a “Written Report”). Each Written Report shall be accompanied by a certificate signed by the chief financial officer of Buyer stating that information on such Written Report has been derived from the books and records of the Buyer in conformity with GAAP, and that such information is complete and accurate in all material respects.

(iii) Limited Right of Offset. The payment of the First Royalty Amount shall be subject to a limited right of offset based on any Buyer Losses (as defined in Section 8.1(a)) as follows: Buyer may deduct, from the amount due and payable to SeraCare under the First Royalty Payment, for any Buyer Losses resulting from SeraCare’s indemnification of Buyer for breaches of certain of the representations and warranties contained in this Agreement as set forth in Section 8.1(a) hereof, or for any Buyer Losses resulting from SeraCare’s indemnification of Buyer against the Excluded Liabilities as set forth in Section 8.1(a) hereof; provided, however, that any such right of offset exercisable by the Buyer as a result of Buyer Losses pursuant hereto shall terminate immediately upon the calculation and payment of the First Royalty Amount (if any); and provided further, that such right of offset shall be subject to the Seller Threshold described in Section 8.1(b)(ii) hereof, and in any event, the Buyer’s right of offset shall be subject to an aggregate limit of the total amount of the First Royalty Amount due and payable to SeraCare under this Section 2.2(c).

(iv) Resolution of Disputes. SeraCare, together with such legal, financial, or other counsel as it may deem appropriate, shall, from time to time, upon reasonable prior written notice to Buyer, be given reasonable access to the sales and accounting records of Buyer for the purpose of verifying Net Sales for the initial twelve (12) month period and any of the subsequent three (3) month periods referred to in this Section 2.2(c). If SeraCare disagrees with any Written Report delivered to SeraCare pursuant to Section 2.2(c)(ii) or with the corresponding amount of the First Royalty Amount and any succeeding Royalty Amount due and payable to SeraCare pursuant to this Section 2.2(c), then, within thirty (30) days after the receipt by SeraCare of the applicable Written Report, (such 30-day period to be automatically tolled by reason of Buyer’s failure to make reasonably sufficient books and records timely available to SeraCare in accordance with this Section 2.2(c)(iv)), SeraCare shall notify Buyer in writing of its objections to the Written Report. If SeraCare has not notified Buyer of an objection within such thirty (30) day period, the applicable Written Report shall be deemed final and conclusive. Otherwise, SeraCare and Buyer shall review the Written Report and negotiate in good faith to resolve any discrepancies in accordance with Section 10 hereof.

(v) Operation of the Business. During the initial twelve (12) month period and during each of the subsequent sixteen (16) three (3) month periods in which the First Royalty Amount and any subsequent Royalty Amounts may be due and payable to SeraCare, Buyer shall operate the Business in good faith and shall not take any actions the primary purpose of which is to lower any potential Royalty Amounts.

2.3. Closing Inventory Adjustments.

(a) Calculation of the Closing Inventory Adjustments. The Purchase Price shall be decreased on a dollar-for-dollar basis by the amount (if any) by which the gross book value of SeraCare’s Human Sample Inventory as of the Closing (the “Closing Inventory”) is less than 90% of the gross book value of the Human Sample Inventory as of September 30, 2006 set forth on Schedule 1.2(c) (the “September Inventory”), as such Closing Inventory is finally determined, accepted, deemed accepted or agreed pursuant to this Section 2.3.

(b) Estimated Closing Inventory. Within the five (5) business days prior to the Closing Date, SeraCare shall deliver a certificate, signed by either the Chief Executive Officer or the Chief Financial Officer of SeraCare, setting forth SeraCare’s good faith estimate of the amount of the Human Sample Inventory of the Business at Closing (the “Estimated Closing Inventory”), which Estimated Closing Inventory shall be binding on the parties hereto except as set forth below.

(c) Purchase Price Adjustment. In the event the gross book value of the Estimated Closing Inventory is less than 90% of the gross book value of the September Inventory set forth on Schedule 1.2(c), Buyer shall deduct, on a dollar-for-dollar basis, the amount by which the gross book value of the Estimated Closing Inventory is less than 90% of the gross book value of the September Inventory set forth on Schedule 1.2(c) from the Purchase Price.

(d) Closing Calculation. Within thirty (30) days after the Closing, Buyer shall utilize a sampling process to verify the approximate amount of the Closing Inventory of the Business, and shall provide SeraCare with evidence of such calculation (as later verified or adjusted, the “Closing Calculation”). In the event that the Closing Calculation shows that the gross book value of the Closing Inventory is less than 90% of the gross book value of the September Inventory, SeraCare shall pay Buyer, on a dollar-for-dollar basis, for the amount of any such discrepancy. Any payments pursuant to this Section 2.3(d) shall be considered adjustments to the Purchase Price for all purposes. Payment of any adjustment to the Purchase Price pursuant to this Section 2.3(d) shall be made by wire transfer to an account designated by Buyer, in United States Dollars, in immediately available federal funds within three (3) business days after the Closing Calculation has been determined.

(e) Verification of Closing Calculation. For a period of thirty (30) days after Buyer provides SeraCare with the proposed Closing Calculation, SeraCare shall be entitled to full access to the relevant records and working papers prepared by or for Buyer during Buyer’s sampling process to aid in SeraCare’s review of the Closing Calculation. To the extent that SeraCare believes the Closing Calculation has not been properly calculated, it shall, within thirty (30) days after receipt of the Closing Calculation, give written notice (“SeraCare’s Objection”) to Buyer, setting forth the basis of SeraCare’s Objection in reasonable detail and, to the extent practicable, the adjustments to the Closing Calculation which SeraCare believes should be made. Failure to so notify Buyer shall constitute acceptance and approval of the Closing Calculation. If Buyer agrees that any change proposed by SeraCare is appropriate, the change shall be made to the Closing Calculation. If the proposed change is disputed by Buyer, then SeraCare and Buyer shall negotiate in good faith to resolve such dispute in accordance with Section 10 hereof.

(f) Proration of Personal Property Taxes. Personal property Taxes and assessments on the Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Buyer and SeraCare as of the Closing Date; provided, however, that SeraCare shall not be responsible for any increased assessments on personal property resulting from the transactions contemplated hereby. All such prorations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to SeraCare and items relating to time periods beginning after the Closing Date shall be allocated to Buyer. The amount of all such prorations shall be settled and paid on the Closing Date, provided that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable thereafter.

2.4. Sale Order. On February 23, 2007, the Bankruptcy Court entered the Sale Order, attached hereto as Exhibit A, approving the sale of the Business for no less than $2,000,000 plus the Royalty Amounts (as defined below) and on substantially the same terms set forth in the draft Agreement that was attached to the Sale Order. The Sale Order (a) provides for a sale of the Assets free and clear of any and all liens, claims, encumbrances and interests, except Permitted Liens, and (b) authorizes the assumption by SeraCare and the assignment to Buyer, effective upon the Closing, of the Equipment Leases and Contracts (the “Assumed Agreements”) set forth on Schedule 2.4 and set forth in a pleading submitted to the Bankruptcy Court on the following terms and conditions:

(i) As of the Closing, SeraCare shall assign to the Buyer the Assumed Agreements. The Assumed Agreements each shall be identified by the date of such Assumed Agreement and the other party to the Assumed Agreement (to the extent the foregoing information is available), all included on Schedule 2.4 and included in an exhibit attached to either the motion filed in connection with the Sale Order or a motion for authority to assume and assign such Assumed Agreements. Such Schedule 2.4 and such exhibit shall set forth the amounts necessary to cure defaults under each of such Assumed Agreements as determined by SeraCare based on SeraCare’s books and records.

(ii) If there exists on the Closing Date any default related to an Assumed Agreement, SeraCare shall be responsible for any amounts to be cured pursuant to Section 365(a) of the Bankruptcy Code as a condition to the assumption and assignment of such Assumed Agreement. At or prior to the Closing Date, SeraCare shall pay all cure amounts for the Assumed Agreements, and Buyer shall cooperate with SeraCare in providing to the Bankruptcy Court any evidence necessary to prove adequate assurance of future performance necessary to effect the assumption and assignment of the Assumed Agreements.

(iii) Buyer shall be responsible for all costs and expenses incurred after the Closing Date that are necessary in connection with providing adequate assurance of future performance with respect to the Assumed Agreements.

Notwithstanding anything to the contrary herein, SeraCare shall have the unconditional right to terminate or reject in the Bankruptcy Court any Equipment Leases or Contracts not assumed by Buyer as Assumed Agreements pursuant to this Section 2.4.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF SERACARE

SeraCare represents and warrants to Buyer that, as of the date of this Agreement and on the Closing Date:

3.1. Corporate Existence. SeraCare is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to own, lease and operate the Assets used in the Business being sold hereunder and to carry on the Business as the same is now being conducted. SeraCare is qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the conduct of its business requires such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the results of operations, financial condition or business of the Business taken as a whole or on the ability of SeraCare to consummate the transactions contemplated hereby (other than (a) changes relating to the economy in general, (b) changes relating to the industry in which the Business operates in general and (c) changes resulting from non-cash accounting changes reflecting write-downs of the Assets or changes in reserves related to the Assets or the Business).

3.2. Corporate Authority. This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by the Board of Directors of SeraCare and, where appropriate, subject to the receipt of Bankruptcy Court approval, will be duly authorized by all requisite corporate, shareholder, or other action prior to Closing, and SeraCare has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by SeraCare, and constitutes a valid and legally binding obligation of SeraCare, enforceable in accordance with its terms except as enforceability may be (a) limited by bankruptcy, insolvency or other similar laws or proceedings affecting the enforcement of creditor’s rights, including any such proceedings in the Bankruptcy Court, or (b) subject to general principles of equity.

3.3. Governmental Approvals; Consents; No Conflicts.

(a) SeraCare is currently subject to proceedings in the Bankruptcy Court, and its entry into this Agreement and the Closing of the transactions contemplated hereby are conditioned on the approval of such Bankruptcy Court. Other than the approvals or consents which may be required by the Bankruptcy Court, and except as set forth on Schedule 3.3(a), SeraCare is not subject to any order, judgment or decree which would prevent the consummation of the transactions contemplated hereby, and no claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding would enjoin the transactions contemplated hereby. Except as set forth in Schedule 3.3(a) hereto and except as otherwise permitted by the Bankruptcy Court, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of SeraCare in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not have a Material Adverse Effect, or which consents, approvals, orders or authorizations have already been obtained.

(b) Other than the approvals or consents which may be required by the Bankruptcy Court and except as set forth on Schedule 3.3(b), and except as otherwise permitted by the Bankruptcy Court, neither the execution and delivery of this Agreement or any other agreements and documents to be executed or delivered pursuant hereto, nor the consummation of the transactions contemplated hereby, will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets being sold hereunder by SeraCare under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument to which SeraCare is a party or by which it or any of its properties is bound, except for such violations, conflicts, breaches, defaults, terminations, accelerations of performance, creations of liens, security interests, charges or encumbrances that would not have a Material Adverse Effect, or (ii) violate, or conflict with, any order, writ, injunction, arbitral award, judgment or decree of any court, governmental body or arbitrator applicable to SeraCare. Neither the execution and delivery of this Agreement or any other agreements and documents to be executed or delivered pursuant hereto, nor the consummation of the transactions contemplated hereby, will violate or conflict with any provision of SeraCare’s Certificate of Incorporation or By-Laws.

3.4. Liens; Permitted Liens. SeraCare has, and at Closing will convey and assign to Buyer, all right, title and interest in and to, and good and marketable title to, or a valid and binding leasehold interest in, the Assets free and clear of all liens, mortgages, security interests, charges, prior assignments, encumbrances and claims of every kind or character, except (i) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due; and (iii) liens in connection with the Assumed Liabilities specifically assumed by Buyer pursuant to Section 1.4 hereof (such liens, charges and encumbrances described in clauses (i)-(iii) hereof are referred to herein as “Permitted Liens”).

3.5. Contracts.

(a) Except as otherwise disclosed in Schedule 3.5, there are no outstanding written contracts, commitments, indentures and agreements, (each, a “Contract”) to which SeraCare is a party to or by which SeraCare is bound that relate principally to the Business including, without limitation, personal property leases, purchase orders for inventory, service or maintenance agreements, broker agreements, sales representative agreements and license agreements that (i) involve commitments by SeraCare for terms of greater than twelve (12) months and involve payment of more than $50,000; (ii) involve payment of more than $100,000; or (iii) have been entered into with salesmen, commissioned agents, or other sales representatives, or with distributors, dealers or customers and involve payment of more than $50,000 (other than purchase orders in the ordinary course of business, price quotes and Contracts for temporary employees), and in the case of (i)—(iii), are not terminable by their terms, without penalty, on thirty (30) days or less notice. Contracts disclosed in Schedule 3.5 are hereafter referred to as the “Disclosed Contracts.”

(b) SeraCare has furnished to Buyer a true and correct copy of each Disclosed Contract.

(c) Except as listed in Schedule 3.5 or as permitted by the Bankruptcy Court, all Disclosed Contracts to be assigned to Buyer in accordance with this Agreement are assignable without the requirement of consent from any other party thereto. Except as listed in Schedule 3.5, to SeraCare’s Knowledge there exist no oral amendments, modifications or waivers with respect to any of the Assumed Agreements, except for such oral amendments, modifications or waivers which, individually or in the aggregate, would not result in a change in the provision of goods or services or the payment of money having a value in excess of $25,000 per annum.

3.6. Intellectual Property Rights.

(a) Schedule 3.6(a) lists all domestic and foreign patents and patent applications and all license agreements and other agreements which relate to inventions and discoveries and any patent applications and patents thereon, used principally in connection with the Business (the “Patent Rights”). Except as set forth in Schedule 3.6(a) and except as would not have a Material Adverse Effect, (i) SeraCare owns, is licensed or has the right to use the Patent Rights and the Technology (as defined below) described in Schedule 3.6(a) free and clear of all liens, encumbrances, equities and other restrictions, (ii) there are no pending claims challenging the validity or ownership of such Patent Rights or Technology or SeraCare’s right to use such Patent Rights or Technology, (iii) the patents under such Patent Rights are valid and subsisting and none of the claims of said patents is now being infringed by others, (iv) there are no licenses or sublicense agreements now in effect regarding SeraCare’s use of such Patent Rights or Technology, and (v) SeraCare is not infringing any U.S. or foreign patent owned by third parties in the current operation of the Business and no claim is now pending or, threatened to such effect. For purposes of this Section 3.6(a), the term “Technology” shall mean the plans, designs, research data, trade secrets and other proprietary know-how, formulae and manufacturing processes, operating manuals, drawings, technology, manuals, data, records, procedures, research and development records, and all licenses or other rights to use any such technical information and know-how of others used principally in connection with the Business.

(b) Schedule 3.6(b) lists all trademark registrations and trademark applications, and any and all licenses or other rights to use trademarks owned by others, in each case, used principally in connection with the Business (the “Trademark Rights”). Except as set forth in Schedule 3.6(b) and except as would not have a Material Adverse Effect, (i) SeraCare owns, is licensed or has the full right to use the Trademark Rights, (ii) all such registered Trademark Rights are valid and subsisting, free and clear of any encumbrances or rights of third parties which would restrict Buyer’s right to use such registered Trademark Rights, and (iii) no claim by third parties with regard to the use of any of such Trademark Rights and trade dress is pending or has been made or threatened and none of such Trademark Rights is being infringed by others.

(c) Schedule 3.6(c) lists all copyright registrations and copyright applications and all material licenses or other rights to use the copyrights of others, in each case used principally in connection with the Business (the “Copyright Rights”). Except as disclosed in Schedule 3.6(c) and except for those claims that would not have a Material Adverse Effect, there are no pending or threatened claims by or against SeraCare with respect to any Copyright Rights or the use thereof and no valid basis exists for any such claim.

3.7. Tax Matters.

(a) For purposes of this Agreement, “Taxes” shall mean any federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add- on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

(b) SeraCare has duly paid and discharged all Taxes in respect of the Business when due and payable, and there are no liens for Taxes (other than for Taxes not yet due and payable and Permitted Liens) on any Asset except those liens that would not have a Material Adverse Effect.

3.8. Employment and Benefits.

(a) Labor Controversies. In respect of the Business, (i) SeraCare is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) to SeraCare’s Knowledge, there is no unfair labor practice complaint against SeraCare pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to SeraCare’s Knowledge, threatened against or affecting SeraCare, (iv) within the past two (2) years, SeraCare has not experienced any strike or work stoppage, and (v) SeraCare is not a party to, or subject to, a collective bargaining agreement, and to SeraCare’s Knowledge, no collective bargaining agreement relating to employees of SeraCare is currently being negotiated.

(b) Employee Benefit Plans.

(i) For purposes of this Agreement, “Benefit Plans” shall mean all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, “multiemployer plans” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA), retirement, savings, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (whether or not subject to ERISA) as to which both (A) any current employee of the Business (excluding temporary employees not directly employed by SeraCare) (a “Business Employee”) has any present or future right to benefits and (B) SeraCare or any of its subsidiaries has any present or future liability. Schedule 3.8(b) sets forth a list of each material Benefit Plan.

(ii) With respect to each material Benefit Plan, SeraCare has made available to Buyer a copy or written description thereof.

(iii) Except as described on Schedule 3.8(b), each material Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where a failure to do so would not have a Material Adverse Effect.

(c) Employment Contracts. Except as described on Schedule 3.8(c), there are no employment Contracts between SeraCare, on the one hand, and Business Employees, on the other hand.

3.9. Compliance with Laws. To SeraCare’s Knowledge, except as disclosed on Schedule 3.9 and except for those failures to have, to be in full force and in effect, to file, retain and maintain and to comply, in each case, individually or in the aggregate, that would not have a Material Adverse Effect (i) with respect to the Business, SeraCare has all licenses, permits or franchises issued by any United States or foreign, federal, state, provincial, municipal or local authority or regulatory body and other governmental certificates, authorizations and approvals (collectively “Licenses and Permits”) required by every United States or foreign, federal, state, provincial, municipal and local governmental or regulatory body for the operation of the Business and the use of its properties as presently operated or used; (ii) with respect to the Business, all such Licenses and Permits are in full force and effect and no action, claim or proceeding is pending, nor to SeraCare’s Knowledge is threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Licenses and Permits or declare any such License and Permit invalid; and (iii) with respect to the Business, SeraCare has filed all necessary reports and maintained and retained all necessary records pertaining to such Licenses and Permits in all material respects. A complete and accurate listing of all Licenses and Permits is set forth on Schedule 3.9 attached hereto.

3.10. Product Litigation. Except as set forth on Schedule 3.10, in the last twelve (12) months, (i) SeraCare has no Knowledge nor has any reason to know of any claim based on any product liability, warranty or defect in connection with the Inventory; and (ii) SeraCare has not become aware of any claim (actual or threatened) based on any product liability, warranty or defect in connection with the Inventory.

3.11. Inventory. To SeraCare’s Knowledge, all of the finished goods Inventory is salable in the ordinary course of business.

3.12. Finders; Brokers. SeraCare is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement.

3.13. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, neither SeraCare nor any other person makes any other express or implied representation or warranty on behalf of SeraCare.

3.14. Expiration of Representations and Warranties. Subject to Section 8 hereof, the respective representations and warranties of SeraCare contained herein shall expire and be terminated and extinguished on the day twelve (12) months following the execution of this Agreement, and thereafter SeraCare shall have no liability whatsoever with respect to any such representation or warranty.

SECTION 4.

REPRESENTATIONS OF BUYER

Buyer represents and warrants that, as of the date of this Agreement and on the Closing Date:

4.1. Corporate Existence. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate the properties and assets used in the Business being purchased hereunder and to carry on the Business as the same is now being conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets, the failure to be so qualified would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

4.2. Corporate Authority. This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by the Board of Directors of Buyer and by all requisite corporate, shareholder, or other action prior to Closing, and Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights, or (b) subject to general principles of equity. The execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby will not violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Buyer, or result in any breach or constitute any material default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Buyer is subject or is a party, except for any such violation, breach or default which would not have a Buyer Material Adverse Effect.

4.3. Governmental Approvals; Consents; No Conflicts.

(a) Buyer is not subject to any order, judgment or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of Buyer, threatened against Buyer which would enjoin or delay the transactions contemplated hereby. No consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of Buyer in connection with the execution and delivery of this Agreement or any of the transactional documents, or the consummation of the transactions contemplated hereby and thereby except for the approval by the Bankruptcy Court and any such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not have a Buyer Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement or any other agreements and documents to be executed or delivered pursuant hereto, nor the consummation of the transactions contemplated hereby, will (i) violate, or conflict with, any provision of Buyer's Certificate of Incorporation or By-Laws or (ii) violate, or conflict with, any order, writ, injunction, arbitral award, judgment or decree of any court, governmental body or arbitrator applicable to Buyer.

4.4. Finders; Brokers. Buyer is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

4.5. Financial Capacity. Buyer has the financial capacity to provide all funds necessary to enable Buyer to consummate the transactions described in this Agreement and to fund all disbursements of the Business on the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the financing. As of the date hereof, Buyer has no reason to believe that any of the conditions to the financing will not be satisfied or that the financing will not be available to Buyer on the Closing Date.

4.6. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, neither Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer.

4.7. Expiration of Representations and Warranties. Subject to Section 8 hereof, the respective representations and warranties of Buyer contained herein shall expire and be terminated and extinguished on the day twelve (12) months following the Closing Date, and thereafter Buyer shall have no liability whatsoever with respect to any such representation or warranty.

SECTION 5.

AGREEMENTS OF BUYER AND SERACARE

5.1. Operation of the Business. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1, and subject to the obligations of a debtor in possession and any limitations on operations imposed by the Bankruptcy Court, SeraCare covenants that until the Closing it will use reasonable efforts to continue, in a manner consistent with the past practices of the Business, to maintain and preserve intact the Business and to maintain the ordinary and customary relationships of the Business with its suppliers, customers and others having business relationships with it with a view toward preserving for Buyer to and after the Closing Date the Business, the Assets and the goodwill associated therewith. Until the Closing Date, SeraCare shall continue to operate and conduct the Business in the ordinary course, and maintain its books and records in accordance with past practices and will not, without the prior written approval of Buyer or as otherwise contemplated by this Agreement, take any of the following actions (excluding any such actions as are consistent with SeraCare’s existing business plans):

(a) sell, transfer, license or otherwise dispose of or encumber any of its properties or Assets pertaining to the Business, other than (i) in the ordinary course of business, or (ii) any property or Asset which is not material to the results of operations, financial condition or business of the Business taken as a whole;

(b) grant any increase in the compensation of officers or employees primarily engaged in the Business, except for increases (i) in the ordinary course of business and consistent with past practice, or (ii) as required by any Benefit Plan;

(c) make any capital expenditure or contractual commitment pertaining to the Business, other than (i) in the ordinary course of business, (ii) pursuant to existing commitments or business plans, or (iii) which is not material to the results of operations, financial condition or business of the Business taken as a whole;

(d) settle any claims related to the Business except in the ordinary course of business or not to exceed $25,000; or

(e) agree, whether in writing or otherwise, to do any of the foregoing.

5.2. Investigation of Business. Buyer may, prior to the Closing Date, make or cause to be made such investigation of the business and properties of the Business and of its financial and legal condition as Buyer deems necessary or advisable. SeraCare will permit Buyer and its authorized agents or representatives, including its independent accountants, to have reasonable access to the properties, books and records of the Business during business hours to review information and documentation relative to the properties, books, Contracts, commitments and other records of the Business; provided, however, that Buyer shall not have the ability to communicate directly with customers of the Business or have access to customer lists principally related to the Business (or other customer-specific information) prior to Closing unless and until Buyer executes a non-solicitation agreement in a form mutually satisfactory to SeraCare and Buyer. Buyer and its representatives will hold in confidence all confidential information obtained from SeraCare, its officers, agents, representatives, employees or customers, as the case may be, in accordance with the provisions of the Non-disclosure Agreement, dated as of May 25, 2006, between Buyer and SeraCare, as amended and currently in effect (the “Confidentiality Letter”).

5.3. Mutual Cooperation; No Inconsistent Action.

(a) Subject to the terms and conditions hereof, SeraCare and Buyer agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including all of the following (i) obtain prior to Closing all licenses, certificates, permits, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated hereby, including but not limited to such consents and approvals as may be required by the Bankruptcy Court; (ii) negotiate in good faith to attempt to reestablish and assign the distribution Contract between GE Healthcare and SeraCare to provide for ongoing Human Sample Inventory distribution for the mutual benefit of Buyer and SeraCare, and (iii) effect any necessary registrations or filings. SeraCare and Buyer shall cooperate fully with each other to the extent reasonable in connection with the foregoing.

(b) Each of SeraCare and Buyer shall notify and keep the other advised as to (i) any litigation or administrative proceeding pending and known to such party, or to the Buyer’s knowledge or SeraCare’s Knowledge threatened, which challenges the transactions contemplated hereby and (ii) any event or circumstance which would constitute a breach of their respective representations and warranties in this Agreement, provided, that the failure of SeraCare or Buyer to comply with clause (ii) shall not be deemed a breach of a covenant for purposes of Section 6.2(a)(ii) and Section 6.3(a)(ii) hereof, respectively, and shall not subject SeraCare or Buyer to any liability hereunder except as and to the extent SeraCare or Buyer would be responsible for a breach of such representations and warranties pursuant to Section 8 (including, without limitation, the limitations on recovery and the time periods for bringing claims thereunder). Subject to the provisions of Section 10 hereof, SeraCare and Buyer shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.4. Public Disclosures. Prior to the Closing Date, no party to this Agreement will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the other party. Notwithstanding the above, nothing in this Section 5.4 will preclude any party from making any disclosures required by law or regulation or necessary or desirable in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency, including any filings deemed necessary or advisable under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the

“Exchange Act”), any disclosures to auditors, or any disclosures necessary or desirable in conjunction with any Bankruptcy Court process or proceeding, including, without limitation, filings or disclosures to creditors.

5.5. Access to Records and Personnel.

(a) The parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Assets in their possession (the “Books and Records”) for the longer of (i) five (5) years or (ii) the period of time set forth in their respective records retention policies on the Closing Date or for such longer period as may be required by law or any applicable court order.

(b) The parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Each party shall be entitled to recover its out-of-pocket costs (including, without limitation, copying costs) incurred after the Closing in providing such records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which (i) was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

5.6. Employees. Buyer may consider making an offer of employment to certain current or former employees of SeraCare, upon such terms, and with such compensation and benefits, as Buyer may determine in its sole discretion.

5.7. Product Shipment and Inventory Reconciliation. Buyer shall use its best efforts to remove the Inventory (as defined below) from any location other than a public warehouse on the Closing Date at Buyer’s sole cost. From and after the date hereof, Buyer shall be responsible for any facility relocation charges incurred by SeraCare with respect to the Inventory of the Business, whether such charges are incurred prior to, on or after the Closing Date. Where the Inventories are stored in a public warehouse, SeraCare will provide any necessary authorization to permit Buyer to remain or withdraw from such public warehouse. Any removed Inventories shall be transported, at Buyer’s expense, to warehouse locations designated by Buyer. Buyer shall also be responsible for removing, at its sole expense and risk, all equipment and other items constituting Assets acquired by Buyer hereunder which are located at any of SeraCare and its subsidiaries facilities not acquired by Buyer hereunder. Buyer shall promptly reimburse SeraCare for any out-of-pocket costs, fees and expenses incurred by SeraCare and its subsidiaries in connection with the removal, storage or relocation of the Assets from the premises of SeraCare and its subsidiaries or elsewhere where such Assets may be located, whether such charges are incurred prior to, on or after the Closing Date; provided, however, that Buyer shall not reimburse SeraCare for such out-of-pocket costs, fees and expenses in connection with the storage of the Inventory from the date hereof and for thirty (30) days after the Closing Date. For purposes of this Section 5.7, the term “Inventory” shall mean all finished products (other than finished products that have been billed and are being held for customers’ accounts) of the Business on the Closing Date and all work-in-process, raw materials and packaging materials used in connection therewith, principally related to the Business.

5.8. “As Is” Condition. Notwithstanding anything herein to the contrary, Buyer agrees that it shall accept all Assets in an “As Is” “Where Is” condition at the Closing Date. SeraCare makes no warranty with respect to the value, condition or use of the Assets, whether expressed or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose, except as otherwise provided in Article III hereof.

5.9. Non-Solicitation of SeraCare Employees.

(a) Until the Closing shall actually have occurred, Buyer acknowledges that it remains subject to the Confidentiality Letter. Buyer further acknowledges that the value to SeraCare of the transactions contemplated by this Agreement would be substantially diminished if Buyer or any of its affiliates were to solicit the employment of any employee of SeraCare or its affiliates (other than pursuant to the terms of the Confidentiality Letter and pursuant to Section 5.6 prior to the Closing Date and other than an hourly worker or an employee who serves in a clerical function). Accordingly, Buyer agrees that, for a period of three (3) years following the Closing Date, neither Buyer nor any affiliate or subsidiary of Buyer shall solicit the employment of any employee or employ any person who is an employee of SeraCare or any of its affiliates (other than pursuant to the terms of the Confidentiality Letter and pursuant to Section 5.6 and other than an hourly worker or an employee who serves in a clerical function); provided, however, that the foregoing provision will not prevent Buyer from hiring any employee of SeraCare or any of its affiliates (i) who responds to a public advertisement placed by Buyer, (ii) who has not been employed by SeraCare during the preceding six (6) months or (iii) who has been terminated by SeraCare.

(b) SeraCare and Buyer agree that a monetary remedy for a breach of the agreements set forth in this Section 5.9 will be inadequate and impracticable and further agree that such a breach would cause irreparable harm, and that the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the breaching party agrees that the non-breaching party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

(c) If any of the provisions of this Section 5.9 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to Buyer as so curtailed.

5.10. Financial Capacity. Buyer shall perform all further acts that may be reasonably necessary to provide all funds necessary to enable Buyer to consummate the transactions contemplated by this Agreement and to fund all disbursements of the Business on the Closing Date.

5.11. Financing. Effective at the opening of business on the Closing Date, Buyer shall be responsible for funding all disbursements related to the Assets acquired under this Agreement to the extent such disbursements relate to periods from and after the Closing Date. Any cash, cash equivalents, similar investments, certificates of deposit, Treasury bills, accounts receivable and other marketable securities held by the Business at the Closing shall be treated by the parties consistent with Section 1.3.

5.12. Administration of Accounts and Related Matters; Customer Inquiries.

(a) Subject to Section 1.3(f), all payments and reimbursements made in the ordinary course of business by any third party in the name of or to SeraCare or any affiliate thereof in connection with or arising out of the Assets or Assumed Liabilities after the Closing Date, or any of the Closing Inventory that is returned to SeraCare or any affiliate thereof, shall be held by such person in trust for the benefit of Buyer and, immediately upon receipt by such person of any such payment, reimbursement or returned portion of the Closing Inventory, such person shall pay over to Buyer the amount of such payment or reimbursement or deliver to Buyer such portion of the Closing Inventory without right of set off.

(b) All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Buyer or any affiliate thereof in connection with or arising out of the Excluded Assets or Excluded Liabilities after the Closing Date shall be held by such person in trust for the benefit of SeraCare and, immediately upon receipt by such person of any such payment or reimbursement, such person shall pay over to SeraCare the amount of such payment or reimbursement without right of set off.

(c) SeraCare covenants and agrees that it will forward to Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Business, including, without limitation, customer orders.

5.13. Covenant Not to Compete.

(a) SeraCare acknowledges that the agreements and covenants contained in this Section 5.12 are essential to protect the value of the Business being acquired by Buyer. Therefore, SeraCare agrees that for the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), neither SeraCare or any of its affiliates shall:

(i) participate or engage, directly or indirectly, whether as an agent, consultant, director, shareholder, partner, joint venturer, investor, lender, licensor or otherwise in the sale of human clinical specimens and their accompanying medical information for use in drug discovery (a “Competing Business”);

(ii) solicit or attempt to solicit for a Competing Business any customer or account included within the Assets; or

(iii) solicit the employment of, whether for SeraCare or any Competing Business, any Business Employee.

(b) SeraCare and Buyer agree that a monetary remedy for a breach of the agreements set forth in this Section 5.12 may be inadequate and impracticable and further agree that such a breach may cause irreparable harm, and that the non-breaching party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the breaching party agrees that the non-breaching party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine without the necessity of posting bond.

(c) If any of the provisions of this Section 5.12 is found to be invalid by a court of competent jurisdiction, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to SeraCare as so curtailed.

SECTION 6.

CONDITIONS

6.1. Conditions Precedent to Obligations of Buyer and SeraCare. The respective obligations of Buyer and SeraCare to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Injunction, etc. At the Closing Date, no suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private party on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

(b) Regulatory Authorizations. All consents, licenses, approvals, authorizations and orders of federal, state and foreign governmental and regulatory authorities set forth on Schedule 6.1(b) as are necessary in connection with the transfer of the Assets to Buyer or which if not obtained would be reasonably likely to subject Buyer or SeraCare, or any stockholder, officer, director or agent of any such person to civil or criminal liability or could render such transfer void or voidable (the “Required Consents”) shall have been obtained.

(c) Third Party Consents. All required third party licenses, approvals or consents shall have been obtained, including the consents of SeraCare’s customers if any such consents are required pursuant to the terms of the Customer Contracts or the Disclosed Contracts; provided, however, that to the extent that any Customer Contract or Disclosed Contract is not expressly assignable or transferable without the consent of a third party, SeraCare will use reasonable efforts to cooperate with Buyer to negotiate with the applicable third party regarding the assignment or transfer of such Customer Contract or Disclosed Contract, and provided further, that the Closing shall not be made contingent on the valid assignment or transfer of any such Customer Contract or Disclosed Contract. SeraCare and Buyer agree that there shall be excluded from the Assets any Assumed Agreements that are not assignable or transferable pursuant to the Bankruptcy Code or otherwise without the consent of any person other than SeraCare, to the extent such consent shall not have been given prior to the Closing; provided, however, that SeraCare shall have the obligation to use all commercially reasonable efforts to endeavor to obtain the necessary consents to the assignment thereof and, upon obtaining the requisite consents thereto, such Assumed Agreements shall be assigned to the Buyer at no cost free and clear of all liens other than the Permitted Liens; provided, that SeraCare shall not be required to incur more than immaterial costs to obtain any consent.

(d) No Material Adverse Changes. From and after the date of execution of this Agreement by the parties hereto and prior to the Closing, there shall have been no changes in the Business or the Assets which would, individually or in the aggregate, have a Material Adverse Effect.

6.2. Conditions Precedent to Obligation of SeraCare. The obligation of SeraCare to consummate the transactions provided for in this Agreement is subject to fulfillment or waiver of each of the following conditions:

(a) Accuracy of Buyer’s Representations and Warranties; Covenants of Buyer. (i) The representations and warranties of Buyer contained in this Agreement (except as affected by the transactions contemplated in this Agreement) shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and except to the extent that any such failure of a representation or warranty to be true and correct, individually or in the aggregate, would not have a Buyer Material Adverse Effect; (ii) Buyer shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and (iii) SeraCare shall have received a certificate signed by an officer of Buyer to such effect.

(b) Assumption Agreement. Buyer shall have executed an undertaking (the “Assumption Agreement”) substantially in the form of Exhibit B, pursuant to which Buyer agrees to assume all of the Assumed Liabilities.

(c) Intellectual Property Assignments. Buyer shall have executed any necessary undertakings pursuant to which Buyer agrees to assume all liabilities and obligations related to the intellectual property rights described in Section 1.2(e) and Section 3.6 being transferred to Buyer by SeraCare.

(d) Exemption Certificates. Buyer shall have executed and delivered to SeraCare all certificates required by all relevant taxing authorities that are necessary to support any exemption from the imposition of any sales or similar Tax on the transfer of the Assets, including the Purchase Price allocation on Schedule 2.1.

(e) Deliveries. Buyer shall have made the deliveries contemplated by Section 7.2 hereof.

6.3. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions provided for in this Agreement is subject to fulfillment or waiver of each of the following conditions:

(a) Accuracy of Representations and Warranties of SeraCare; Covenants of SeraCare. (i) The representations and warranties of SeraCare contained in this Agreement (except as affected by the transactions contemplated in this Agreement) shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and except to the extent that any failure of a representation or warranty to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect; (ii) SeraCare shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and (iii) Buyer shall have received a certificate signed by an officer of SeraCare to such effect.

(b) Intellectual Property Assignments. SeraCare shall have executed any necessary undertakings pursuant to which SeraCare agrees to transfer to Buyer all intellectual property rights described in Section 1.2(e) and Section 3.6.

(c) Bill of Sale. SeraCare shall have executed a bill of sale, substantially in the form of Exhibit C hereof.

(d) Deliveries. SeraCare shall have made the deliveries contemplated by Section 7.3 hereof.

SECTION 7.

CLOSING

7.1. Closing Date. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 9 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY at 10:00 a.m., New York City time, on March 29, 2007 (or as soon as practicable thereafter as all of the conditions to the Closing set forth in Section 6 hereof are satisfied or waived), or such other date, time and place as shall be agreed upon by SeraCare and Buyer (the actual date and time being herein called the “Closing Date”).

7.2. Buyer Deliveries. At the Closing, Buyer shall deliver to SeraCare:

(a) the Initial Amount as provided in Section 2.2 hereof;

(b) the documents described in Section 6.2 hereof;

(c) a certified copy of Buyer’s Articles of Incorporation and By-Laws;

(d) a certificate of good standing of Buyer, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Maryland;

(e) an incumbency and specimen signature certificate with respect to the officers of Buyer executing this Agreement, and any other document delivered hereunder, on behalf of Buyer; and

(f) such other documents and instruments as counsel for Buyer and SeraCare mutually agree to be reasonably necessary to consummate the transactions described herein.

7.3. SeraCare Deliveries. At the Closing, SeraCare shall deliver to Buyer:

(a) the documents described in Section 6.3 hereof;

(b) a certified copy of SeraCare’s Articles of Incorporation and By-Laws;

(c) a certificate of good standing of SeraCare, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of California;

(d) an incumbency and specimen signature certificate with respect to the officers of SeraCare executing this Agreement, and any other document delivered hereunder, on behalf of SeraCare; and

(e) such other documents and instruments as counsel for Buyer and SeraCare mutually agree to be reasonably necessary to consummate the transactions described herein.

SECTION 8.

INDEMNIFICATION

8.1. Indemnification by SeraCare.

(a) SeraCare shall defend, indemnify and hold Buyer and its affiliates harmless from and against and in respect of any and all losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys’ fees, incurred by Buyer and its affiliates (hereinafter “Buyer Losses”) which arise out of (i) any breach of any of the representations and warranties contained in Section 3 hereof, (ii) the ownership, operation or use of any of the Excluded Assets or Excluded Liabilities, or (iii) Excluded Liabilities. Buyer shall give SeraCare prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.1, together with the estimated amount of such claim, and SeraCare shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Buyer within sixty (60) days of receipt of Buyer’s written notice. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Buyer desires to participate in any such defense assumed by SeraCare, it may do so at its sole cost and expense. If SeraCare declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by Buyer, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.

(b) The foregoing obligation to indemnify Buyer and its affiliates set forth in Section 8.1(a) shall be subject to each of the following limitations:

(i) SeraCare’s indemnification obligations set forth in Section 8.1(a), including SeraCare’s indemnification obligation with respect to any breach of any of the representations and warranties contained in Section 3 hereof, shall survive for only a period of twelve (12) months after the Closing, and thereafter all such representations and warranties of SeraCare under this Agreement shall be extinguished. No claim for the recovery of any Buyer Losses may be asserted by Buyer after such twelve (12) month period; provided, however, that claims first asserted in writing with reasonable specificity within such period shall not thereafter be barred;

(ii) No reimbursement for Buyer Losses asserted against SeraCare under Section 8.1(a) above shall be required unless and until the cumulative aggregate amount of such Buyer Losses equals or exceeds twenty thousand dollars ($20,000) (the “Seller Threshold”) and then only to the extent that the cumulative aggregate amount of Buyer Losses, as finally determined, exceeds said Threshold.

(iii) SeraCare’s liability to Buyer and its affiliates under this Section 8.1 for Buyer Losses in excess of the Seller Threshold shall not exceed the aggregate amount of the First Royalty Amount of the Purchase Price as set forth in Section 2.2(c). No claims for Buyer Losses under this Section 8.1 shall be paid until after the calculation of the First Royalty Amount due and payable to SeraCare has been made, and no interest shall accrue on such claims. The exclusive method of payment for any amounts owed by SeraCare for the payment of claims for Buyer Losses hereunder shall be to subtract the Buyer Losses (as otherwise qualified or limited herein) from the amount of the First Royalty Amount (if any) due and payable to SeraCare.

(iv) If Buyer receives any insurance proceeds related to Buyer Losses, Buyer shall be required to deduct any insurance proceeds received in respect of such Buyer Losses from the amount it seeks to recover from SeraCare pursuant to this Section 8.1. To the extent that Buyer receives any insurance proceeds pursuant to an insurance claim subsequent to Buyer’s receipt of payment from SeraCare for any Buyer Losses hereunder, Buyer shall promptly reimburse SeraCare in the amount of any such insurance proceeds subsequently received.

(c) The indemnities provided in this Section 8.1 shall survive the Closing. The indemnity provided in this Section 8.1 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by this Agreement.

(d) In no event shall SeraCare or its affiliates be liable to Buyer or its affiliates for special, indirect, incidental, consequential or punitive damages.

8.2. Indemnification by Buyer.

(a) Buyer shall defend, indemnify and hold SeraCare and its affiliates harmless from and against and in respect of any and all losses, liabilities, damages, judgments,

settlements and expenses, including reasonable attorney fees, incurred by SeraCare and its affiliates (hereinafter “Seller’s Losses”; together with Buyer Losses, “Losses”) arising out of (i) any breach of any of the representations and warranties contained in Section 4 hereof, (ii) the ownership, operation or use of the Assets on or after the Closing Date, or (iii) all Assumed Liabilities. SeraCare shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.2, together with the estimated amount of such claim, and Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying SeraCare within sixty (60) days of receipt of SeraCare’s written notice. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If SeraCare desires to participate in any such defense assumed by Buyer it may do so at its sole cost and expense. If Buyer declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by SeraCare, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.

(b) The foregoing obligation to indemnify SeraCare and its affiliates set forth in Section 8.2(a) shall be subject to each of the following limitations:

(i) Buyer’s indemnification obligations set forth in Section 8.2(a), including Buyer’s indemnification obligation with respect to any breach of any of the representations and warranties contained in Section 4 hereof, shall survive for only a period of twelve (12) months after the Closing, and thereafter all such representations and warranties of Buyer under this Agreement shall be extinguished. No claim for the recovery of such Seller’s Losses may be asserted by SeraCare after such twelve (12) month period; provided, however, that claims first asserted in writing with reasonable specificity within such period shall not thereafter be barred.

(ii) No reimbursement for Seller’s Losses asserted against Buyer under Section 8.2(a) above shall be required unless and until the cumulative aggregate amount of such Seller’s Losses equals or exceeds twenty thousand dollars ($20,000) (the “Buyer Threshold”), and then only to the extent that the cumulative aggregate amount of Seller’s Losses, as finally determined, exceeds said Buyer Threshold.

(iii) If SeraCare receives any insurance proceeds related to Seller Losses, SeraCare shall be required to deduct any insurance proceeds received in respect of such Seller Losses from the amount it seeks to recover from Buyer pursuant to this Section 8.2. To the extent that SeraCare receives any insurance proceeds pursuant to an insurance claim subsequent to SeraCare’s receipt of payment from Buyer for any Seller Losses hereunder, SeraCare shall promptly reimburse Buyer in the amount of any such insurance proceeds subsequently received.

(c) The indemnities provided in this Section 8.2 shall survive the Closing. The indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by this Agreement.

(d) In no event shall Buyer be liable to SeraCare or its affiliates for special, indirect, incidental, consequential or punitive damages.

8.3. Indemnification Calculations. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

SECTION 9.

TERMINATION

9.1. Termination Events. Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a) by mutual written consent of the parties hereto;

(b) by either party, if there shall be in effect a final order restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by this Agreement;

(c) by either party, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the other party contained in this Agreement such that the conditions set forth in either Section 6.2(a) or Section 6.3(a), as applicable, would not be satisfied and which, if curable, shall not have been cured prior to the earlier of (x) thirty (30) days after the giving of written notice of such material breach by the non-breaching party to the breaching party and (y) March 31, 2007; provided, however, that neither Buyer nor SeraCare shall have the right to terminate this Agreement pursuant to this clause (c) if the party giving notice of a material breach is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 6.2(a) or Section 6.3(a), as applicable, would not be satisfied; or

(d) by any party by notice to the other party if the Closing shall not have been consummated on or before March 31, 2007, unless extended by mutual written agreement of the parties hereto, so long as the party terminating this Agreement shall not be in default or breach hereunder.

9.2. Effect of Termination. In the event of any termination of the Agreement as provided in Section 9.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or SeraCare, except that (i) the confidentiality and non-solicitation obligations of Buyer and SeraCare under this Agreement shall remain in full force and effect and (ii) termination shall not preclude either party from suing the other party for breach of this Agreement.

SECTION 10.

ALTERNATIVE DISPUTE RESOLUTION

The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party’s original notice, or if the parties fail to meet within twenty (20) days, either party may initiate legal proceedings to resolve the controversy or claim. If a party’s negotiator intends to be accompanied at a meeting by an attorney, the other party’s negotiator shall be given at least three (3) business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

SECTION 11.

MISCELLANEOUS

11.1. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to Buyer:	BioServe Biotechnologies Limited
1050 West Street
Laurel, MD 20707
Attn: Rama Modali, President
Fax: (301) 470-2333

With a copy to:	Johnson & Colmar
300 South Wacker Drive, Suite 1000
Chicago, Illinois 60606
Attn: Bradley Johnson
Fax: (312) 922-9283

If to SeraCare:	SeraCare Life Sciences, Inc.
375 West Street
West Bridgewater, MA 02379
Attn: Susan Vogt, President and Chief Executive Officer
Fax: (508) 580-1110

With a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Attn: William J. Grant Jr., Esq.
Fax: (212) 728-9223

or to such other address as any such party shall designate by written notice to the other parties hereto.

11.2. Bulk Transfers. Buyer waives compliance with the provisions of all applicable laws relating to bulk transfers in connection with the Asset Purchase.

11.3. Transaction Taxes. SeraCare shall be responsible for the payment of all sales and transfer taxes, if any, which may be payable with respect to the consummation of the transactions contemplated by this Agreement and to the extent any exemptions from such taxes are available Buyer and SeraCare shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

11.4. Further Assurances; Asset Returns. Upon request from time to time, SeraCare shall execute and deliver all documents, take all rightful oaths, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for Buyer, to perfect or record the title of Buyer, or any successor of Buyer, to the Assets transferred or to be transferred under this Agreement, or to aid in the prosecution, defense, or other litigation of any rights arising from said transfer (provided that Buyer shall reimburse SeraCare for all out of pocket costs and expenses resulting from any such request). In the event that Buyer receives any assets of SeraCare that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the Business, Buyer agrees to promptly return such assets to SeraCare at SeraCare’s expense.

11.5. Other Covenants. To the extent that any consents needed to assign to Buyer any of the Assets have not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained on or prior to the Closing Date, then SeraCare and Buyer, if required under applicable law, shall use their reasonable efforts in good faith to obtain such consent as promptly as practicable thereafter.

11.6. Expenses. Subject to Section 11.3, SeraCare and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement.

11.7. Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by either party hereto without the express prior written consent of the other party, and any attempted assignment, without such consents, shall be null and void.

11.8. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.9. Representations and Warranties; Schedules and Exhibits.

(a) Buyer acknowledges and agrees that SeraCare is not making any representation or warranty whatsoever, express or implied, including, without limitation, in respect of SeraCare, the Business or the Assets, except those representations and warranties of SeraCare explicitly set forth in this Agreement or in the schedules hereto prepared by SeraCare. Each of Buyer and SeraCare agrees neither SeraCare nor any of the respective officers, directors, stockholders, employees, affiliates, representatives or agents of SeraCare shall have any liability or responsibility arising out of, or relating to, any information (whether written or oral), documents or materials furnished by SeraCare or any of its officers, directors, stockholders, employees, affiliates or any of their respective representatives or agents, and any information, documents or materials made available to Buyer in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(b) All Exhibits and Schedules hereto are hereby incorporated by reference and made a part of this Agreement. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

11.10. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

11.12. Venue and Jurisdiction. Venue for any action or proceeding pertaining to the construction or enforcement of this Agreement shall be the Bankruptcy Court, and the parties hereto consent to the Bankruptcy Court’s exercise of jurisdiction over them with respect to any such action or proceeding.

11.13. Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “Knowledge” means the actual knowledge of the following officers or employees of SeraCare: Susan Vogt, President and Chief Executive Officer; Gregory Gould, Chief Financial Officer; and Kathi Shea, Vice President, SeraCare Biosciences.

(c) “person” means an individual, corporation, partnership, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); and

(d) “subsidiary” or “subsidiaries” of Buyer, SeraCare or any other person means any person of which Buyer, SeraCare or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such person.

11.14. Entire Agreement. This Agreement, and the Schedules and Exhibits hereto set forth the entire understanding of the parties hereto and no modifications or amendments to this Agreement shall be binding on the parties unless in writing and signed by the party or parties to be bound by such modification or amendment.

11.15. Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.16. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

11.17. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Susan Vogt
Name:	Susan Vogt
Title:	President and Chief Executive Officer

BIOSERVE BIOTECHNOLOGIES LIMITED

By:	/s/ Rama Modali
Name:	Rama Modali
Title:	President

INDEX OF DEFINED TERMS

1060 Forms	5
affiliate	31
Agreement	1
Asset Purchase	1
Assets	1
Assumed Agreements	8
Assumed Liabilities	4
Assumption Agreement	22
Bankruptcy Code	1
Bankruptcy Court	1
Benefit Plans	13
Books and Records	18
Business	1
Business Employee	13
Buyer	1
Buyer Losses	24
Buyer Material Adverse Effect	14
Buyer Threshold	26
Closing	23
Closing Calculation	8
Closing Date	23
Closing Inventory	7
Code	5
Competing Business	20
Confidentiality Letter	17
Contract	11
Copyright Right	12
Customer Contracts	2
Disclosed Contracts	11
Equipment	2
Equipment Leases	2
ERISA	13
Estimated Closing Inventory	7
Exchange Act	18
Excluded Assets	3
Excluded Liabilities	4
First Royalty Amount	6
Human Sample Inventory	2
Initial Amount	6
Inventory	19
Knowledge	31
Licenses and Permits	13
Losses	26

(i)

Net Sales	6
Offer Employees	18
Patent Rights	11
Permitted Liens	11
person	31
Purchase Price	5
Required Consents	21
Restricted Period	20
Royalty Amount	6
Royalty Amounts	6
Sale Order	1
Seller Threshold	25
Seller’s Losses	26
September Inventory	7
SeraCare	1
subsidiary	31
Taxes	12
Technology	12
Trademark Rights	12
Transferred Employees	18
Written Report	6

(ii)